23(d)(1)(f)(i)	Investment Advisory Agreement (Amendment) — Transamerica MFS International Equity dated 8-1-09

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TRANSAMERICA FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
THIS AMENDMENT is made as of August 1, 2009 to the Investment Advisory Agreement dated as of March 1, 2002, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc. on behalf of Transamerica MFS International Equity (the “Fund”). In consideration of the mutual covenants contained therein, the parties agree as follows:
Compensation. Any reference to compensation of Transamerica Asset Management, Inc. by Transamerica MFS International Equity is now revised to reflect the following Advisory Fees, effective as of August 1, 2009:
0.90% of the first $250 million of the Fund’s average daily net assets; 0.875% over $250 million up to $500 million of the Fund’s average daily net assets; 0.85% over $500 million up to $1 billion of the Fund’s average daily net assets; and 0.80% of the Fund’s average daily net assets over $1 billion.
In all other respects, the Investment Advisory Agreement dated as of March 1, 2002, as amended, is confirmed and remains in full force and effect.
The parties hereto have caused this amendment to be executed as of August 1, 2009.

TRANSAMERICA FUNDS

By: /s/ Christopher A. Staples
Name: Christopher A. Staples
Title: Vice President
Date: August 1, 2009

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Dennis P. Gallagher
Name: Dennis P. Gallagher
Title: Senior Vice President, General Counsel and Secretary
Date: August 1, 2009

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